UNDERTAKING

New York, New York
May 22, 2006

To: Bank of India
New York Branch
277 Park Avenue
New York, New York 10172

Gentlemen:

Your bank (the "Bank") has entered into a Credit Agreement of even date herewith (the "Agreement") with Synovics Pharmaceuticals, Inc (the "Borrower") whereby the Bank has agreed to grant the Borrower certain credit facilities (the "Loan Facility") on the terms and conditions set forth therein. Nostrum Pharmaceuticals, Inc. ("Nostrum") and Nirmal Mulye, Ph.D. ("Mulye") (together the "Undersigned") have executed and delivered guaranty agreements (the "Guaranty Agreements") unconditionally guaranteeing to pay the Bank all unpaid Guaranteed Obligations, as therein defined ("Guaranteed Obligations").

As a condition to granting the Loan Facility, the Bank has required that the Undersigned give the Bank the undertaking set forth below.

The Undersigned hereby expressly agree and confirm that, during the period from the date hereof until the date of termination of the Loan Facility or the Guaranty Agreements, whichever shall first occur:

a. the Undersigned shall not sell, dispose of or otherwise alienate any shares of the common stock of Borrower (except 160,000 shares thereof) currently owned by Nostrum without the Bank's consent, which consent, if requested by Nostrum, shall not be unreasonably withheld.

b. Nostrum shall maintain in good standing a deposit account with the Bank at its New York Branch Office (the "Account"). Nostrum shall use the Account, together with an account maintained by Nostrum at a local New Jersey branch of another bank, as its primary operating accounts. Nostrum shall make its reasonable best efforts to deposit in the Account all of its available funds that are not required to meet its expenses in the ordinary course of business in New Jersey; provided that Nostrum shall maintain for a thirty (30) day period immediately preceding the date on which payment(s) are due under Sections 3.03 of the Agreement a minimum balance ("Minimum Balance") equal to the total amount to become due thereunder at the end of such thirty (30) period, together with any amounts already due but unpaid thereunder ("Scheduled and Overdue Amounts"). The Minimum Balance shall be reduced when and to the extent that the Scheduled and Overdue Amounts are paid or otherwise discharged.

c. The Bank is hereby authorized to utilize any amount from the Account to the extent the Borrower has failed to make payment, when due, in accordance with Section 3.03 of the Agreement (the "Unpaid Amount"). Notwithstanding any provision of this Undertaking or Nostrum's Guaranty Agreement, unless there has occurred an Event of Default under Section 8.01 (e) (2)-(6) of the Agreement, the Bank may not set off against the then Unpaid Amount or other obligation of the Borrower any funds or other property that Nostrum has deposited with the Bank for a period of ten (10) days following the Bank's notification to Nostrum of the Borrower's default under Section 3.03 of the Agreement; provided that the Bank may restrict Nostrum's use of the funds in the Account to the extent of the then Unpaid Amount, until paid, upon the Bank's notification to Nostrum that the Borrower has failed to pay, when due, any amount under Section 3.03 of the Agreement.

Upon request from time to time by Nostrum or Mulye, the Bank shall provide them within ten (10) days following the end of each month that this Undertaking is in effect a status report which shall set forth as of the last day of such month the unpaid amount of all Guaranteed Obligations, specifying the amounts then due but unpaid and the amounts to become due thirty (30) days after such date.

The Borrower and the Undersigned further agree that any material breach by either of the Undersigned of the undertaking contained herein that is not cured within fifteen (15) days following notice of such breach shall be treated as an Event of Default as defined in the Agreement.

All notices, requests and other communications to either the Bank or one or both of the Undersigned shall be in writing, and shall be sufficient if delivered personally or sent by facsimile (with confirmation of receipt), registered or certified mail, postage prepaid, return receipt requested, or nationally recognized courier, specifying next day delivery, with written verification of receipt, addressed as follows:

If to the Bank:

Bank of India
New York Branch
277 Park Avenue
New York, New York 10172
Telecopy: (212) 319-6349

With a copy to:

Menon & Posner, Esqs.
170 Broadway, Ste. 1010
New York, New York 10038
Telecopy: (212) 385-2061
Attention: Appen Menon, Esq.
Telecopy: (212) 371-5500

If to Nostrum or Mulye:

Nostrum Pharmaceuticals, Inc.
10 Erin Court
Kendall Park, New Jersey 08824
Telecopy: (732) 422-0316
Attention: President

With a copy to:

Law Offices of Carlton R. Asher, Jr.
110 East 59th Street, Suite 2900
New York, New York 10022-1304
Attention: Carlton R. Asher, Jr.
Telecopy: (212) 223-4912

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof.

This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument, respectively.

Very truly yours,

NOSTRUM PHARMACEUTICALS, INC.

By Nirmal Mulye
Name: NIRMAL MULYE
Title: PRESIDENT

Nirmal Mulye
NIRMAL MULYE, Ph.D.

ACKNOWLEDGED AND AGREED:
May 22, 2006
BORROWER:

SYNOVICS PHARMACEUTICALS, INC

By
Name:
Title: Pres

BANK OF INDIA

By
Name: A. RANGANATHAN
Title: VICE PRESIDENT